Exhibit 99.1

News Release

Victory Capital Announces New $200 Million Share Repurchase Program

San Antonio, Texas, December 19, 2024 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today announced that its Board of Directors has approved a new common stock repurchase program authorizing the repurchase of up to $200 million of its Common Stock through December 31, 2026.

“This new repurchase program is the largest in our history and allows us to remain flexible and opportunistic with our capital,” said David Brown, Chairman and Chief Executive Officer. “As a growth company, our capital allocation strategy directly supports our strategy for increasing earnings and cash flow. In addition, with increasing cash flow, we can also reward shareholders by returning capital via share repurchases and dividends.”

The Company’s prior $100 million stock repurchase authorization, approved in the fourth quarter of 2023, has been completed.

Under the new program, the Company may purchase its shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on several factors including the price and availability of the Company's shares, trading volume, capital availability, Company performance and general economic and market conditions. The share repurchase program may be suspended or discontinued at any time.

About Victory Capital

Victory Capital is a diversified global asset management firm with total assets under management of $179.7 billion, and $184.0 billion in total client assets, as of November 30, 2024. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com